Exhibit 10.1

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is made and entered into by and among Mark R. Lenz (“Employee”) on the one hand, and Zale Corporation and Zale Delaware, Inc. (collectively, “Zale” or the “Company”) on the other, hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Employee had been employed by Zale as Group Senior Vice President and Chief Financial Officer (“CFO”); and

WHEREAS, the Parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Zale, and the cessation of Employee’s employment with Zale, effective July 31, 2006 (the “Separation Date”).

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, the Parties covenant and agree as follows:

1.                                       Employee, for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators, hereby GENERALLY RELEASES, ACQUITS, AND DISCHARGES Zale Corporation, Zale Delaware, Inc. and their respective current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities (collectively, all of the Zale entities are referred to as the “Company Parties”), their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Releasees”) from and against any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, under any municipal, local, state, or federal law, common or statutory — including, but in no way limited to, claims arising under the Employment Agreement (as defined below), the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended (including the Civil Rights Act of 1991), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101, et seq., as amended, the Employee Retirement Income Security Act of 1974, (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. §§ 651 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Sarbanes Oxley Act of 2002, the Sabine Pilot Doctrine, the American Jobs Creation Act of 2004, the Texas Workforce Commission Act (“TWCA”), Texas Labor Code §§ 21.001 et seq., as amended, the Texas Pay Day Law, Texas Labor Code §§ 61.001 et seq., as amended, and/or the Texas Worker’s Compensation

CONFIDENTIAL SETTLEMENT AND RELEASE AGREEMENT

Discrimination Law, Texas Labor Code §§ 451.001 et seq., as amended, or any other claims, including claims in equity — for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment relationship between Employee and Zale, and/or the cessation of Employee’s employment with Zale, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement (collectively, the “Released Claim(s)”).  Furthermore, to the extent permitted by law, Employee forever waives, releases, and covenants not to sue or file or assist with suing or filing any complaint or claim against any Releasee with any court, governmental agency or other entity based on a Released Claim, whether known or unknown at the time of execution.  Employee also waives any right to recover from any Releasee in a civil suit brought by any governmental agency or any other individual on his behalf with respect to any Released Claim.  This general release covers both claims that Employee knows about and those he may not know about, except that it does not release any claims or rights that Employee may have under the Age Discrimination in Employment Act of 1967 (and any amendments thereto) that arise after the date Employee signs this Agreement.  Notwithstanding anything to the contrary, this release shall not include and shall not limit or release Employee’s rights to indemnification from any Company Party in respect of his services as a director, officer or employee of a Company Party as provided by law, any indemnification agreement or similar agreement by and between the Company and Employee, or the certificates of any Company Party, subject to the terms and conditions of that certain Undertaking Agreement dated July 12, 2006 by and between the Company and Employee.

2.                                       Employee acknowledges and agrees that he will keep the negotiations leading to this Agreement, as well as the terms, amount, and fact of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and that he will not communicate or otherwise disclose to any employee of Zale (past, present, or future), or to any member of the general public, the terms, amounts, copies, or fact of this Agreement, except as may be required by law or compulsory process; provided, however, that Employee may make such disclosures to his tax/financial advisors as long as they agree to keep the information confidential.  If asked about any of such matters, Employee’s response shall be that he does not care to discuss any of such matters.  In the event of a breach of the confidentiality provisions set forth in this paragraph of the Agreement by Employee, Zale may suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding such claimed breach of this Agreement by Employee.  The parties agree that this paragraph is a material inducement to Zale entering into this Agreement.

3.                                       Employee expressly acknowledges, agrees, and covenants that he will not make any public or private statements, comments, or communication in any form, oral, written, or electronic, which in any way could constitute libel, slander, or disparagement of Zale or any other Releasee or which may be considered to be derogatory or detrimental to the good name or business reputation of Zale or any other Releasee; provided, however, that the terms of this paragraph shall not apply to communications between Employee and his spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure.   Employee specifically agrees not to issue any public statement concerning his employment at Zale and/or the cessation of such employment.  The parties agree that this provision is a material inducement to Zale entering into this Agreement.  Additionally, the parties agree that Zale may enforce this paragraph without posting a bond.

4.                                       Employee agrees that in addition to the cessation of his employment with Zale, he shall cease from holding any other positions as a director, officer, and/or employee with Zale and/or any of the Releasees, effective on the Separation Date.  Employee waives and releases forever any right and/or rights he may have to seek or obtain employment, reemployment, and/or reinstatement with Zale and/or its subsidiaries and agrees not to seek reemployment with any of the same.

5.                                       Subject to the terms of paragraph 18 contained herein and unless a different time period is expressly set forth in this paragraph 5, effective ten (10) days after the complete and proper execution of this Agreement by Employee and in exchange for the general release set forth in this Agreement and other valuable consideration received by the Parties, the Parties agree as follows:

(a)                                  For a period of nine (9) months from February 1, 2007 (the “Severance Period”), Zale will continue to pay Employee his base salary in effect as of the Separation Date (“Severance Pay”), which amounts to an aggregate total of Two Hundred Seven Thousand One Hundred Eighty-Seven Dollars and 50/100 cents ($207,187.50), less deductions required by law, in consideration for the promises, covenants, agreements, and releases set forth herein.  The Severance Pay described in this paragraph will be paid to Employee at Zale’s regular pay periods during the Severance Period pursuant to the direct deposit arrangement between Employee and Zale in effect as of the Separation Date.

(b)                                 During the period from July 31, 2006 through April 30, 2007 (the “Insurance Period”), Zale will continue to provide Employee his medical and dental insurance benefits and Medical Expense Reimbursement Plan (“MERP”) benefits, if any, in effect as of the Separation Date. Any continued medical insurance provided pursuant to this paragraph 5(b) will count in satisfaction of Employee’s right to continue such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  Employee must elect to continue his benefits by completing and submitting the COBRA election forms to the Zale COBRA Administrator.  During the Insurance Period, Employee will only be required to pay the employee portion of the cost of such medical and dental benefits and such cost will be submitted by Employee to the Zale COBRA Administrator.  After the Insurance Period, Employee will have the right to elect to continue such medical and dental benefits for the remainder of the COBRA continuation period by paying the full cost of such coverage to the Zale COBRA Administrator to the extent provided by and pursuant to the provisions of COBRA.  Employee will be provided with a notice of the interaction of the extended medical insurance benefits under this Agreement and his COBRA rights following his Separation Date.  In the event that Employee becomes eligible to receive medical and/or MERP benefits from another employer or source, consultancy or otherwise, during the Insurance Period, he shall promptly notify

Zale in writing and Zale’s obligation to provide such benefits under this Agreement shall cease.

(c)                                  Zale will pay to Employee the value of any remaining unused vacation time through July 31, 2006, if any, and his Supplemental Executive Retirement Plan (“SERP”) benefit, to the extent such benefit was fully vested as of December 31, 2004, pursuant to the terms of the SERP, less deductions required by law.  Employee agrees to immediately return to Zale his employee identification badge, keys, and all Company-owned equipment and documents and will not maintain copies of the same.

(d)                                 Employee agrees to reconcile his outstanding expenses and advances with Zale within ten (10) days of the execution of this Agreement, and to pay Zale any outstanding balance owed after all agreed offsets are taken; provided however, that Employee authorizes Zale to make any deductions from his compensation, including his Severance Pay, that are deemed necessary by Zale to comply with state or federal laws on withholdings, to compensate Zale for property damaged or property not returned by Employee, and/or to recover advances paid to Employee.

(e)                                  Zale shall provide Employee with three (3) months of outplacement services with an entity designated by Zale.

(f)                                    If eligible, Zale will provide the 401K match for the Plan Year August 1, 2005 through July 31, 2006, subject to the terms and conditions of the Zale Savings & Investment Plan.

(g)                                 Should Employee die during the Severance Period, all payments due Employee hereunder during such Severance Period shall be paid to his wife, Patricia E. Lenz; provided that, if Patricia E. Lenz predeceases Employee or is otherwise not then living, then all such payments shall be made to Employee’s estate.

6.                                       Employee acknowledges and agrees that for three (3) years after the Separation Date, he shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, directly, indirectly or through a third party solicit or in any manner attempt to influence or induce any employee of Zale or its subsidiaries or affiliates to leave the employment of Zale or its subsidiaries or affiliates.  Employee further acknowledges and agrees that he will not at any time use or disclose to any person, partnership, association, corporation, or other entity any Trade Secrets (as defined in paragraph 8 herein) or confidential information obtained while an employee of Zale, including without limitation the names, contact information, and addresses of Zale employees.  The Parties agree that the restrictions set forth in this paragraph are severable and independent agreements separated by good and valuable consideration given for each and is a material inducement to Zale entering into this Agreement.

7.                                       Employee agrees to cooperate fully with Zale, specifically including any attorney or other consultant retained by Zale, in connection with any pending or future litigation, arbitration, business, or investigatory matter.  The Parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee’s making himself available for interview by Zale, or any attorney or other consultant retained by Zale, and providing to Zale any documents in his possession or under his control.  Zale agrees to provide Employee with reasonable notice of the need for assistance when feasible.  Zale additionally agrees to schedule such assistance in such a manner as not to interfere with any alternative employment obtained by Employee when possible.

8.                                       Employee acknowledges that he has had access to and become familiar with various trade secrets and proprietary and confidential information of Zale, its subsidiaries and affiliates, including, but not limited to: identities, responsibilities, contact information, performance and/or compensation levels of employees, costs and methods of doing business, systems, processes, computer hardware and software, compilations of information, third-party IT service providers and other Company vendors, records, sales reports, sales procedures, financial information, customer requirements, pricing techniques, customer lists, price lists, information about past, present, pending and/or planned Company transactions, and other confidential information (collectively, referred to as “Trade Secrets”) which are owned by Zale, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which Zale, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees.  Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable and special and unique assets of Zale or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Zale or its subsidiaries and/or affiliates.

(a)                                  Employee shall not use in any way or disclose any of the Trade Secrets, directly or indirectly, at any time in the future, unless the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee.  All files, records, documents, information, data, and similar items relating to the business of Zale, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of Zale, and in any event must be promptly delivered to Zale upon execution of this Agreement.

(b)                                 Employee agrees that upon his receipt of any formal or informal request, requirement, subpoena, process, or other action seeking Employee’s direct or indirect disclosure or production of any Trade Secrets to any entity, agency, tribunal, or person, in connection with a judicial, administrative or other proceeding, then Employee shall promptly and timely notify Zale, and promptly and timely provide a description and, if applicable, hand deliver a copy of such request, requirement, subpoena, process or other action to Zale.  In all such instances, Employee irrevocably nominates and appoints Zale (including any attorney retained by Zale) as his true and lawful attorney-in-fact to act in Employee’s name, place and stead to perform any act that Employee might perform to defend and protect against any disclosure of any Trade Secret.  For purposes of this paragraph 8, this Agreement shall be considered a Trade Secret.

9.                                       Employee acknowledges and agrees that during the Severance Period he shall not, directly or indirectly, compete with the Company by providing services to any other person, partnership, association, corporation, or other entity that is in a “Competing Business.”  As used herein, a “Competing Business” is any business that engages in the specialty retail sale of jewelry in the United States, Canada and/or Puerto Rico, and the Employee’s employment function or affiliation with the Competing Business is directly or indirectly related to such business of jewelry. The restrictions contained in this paragraph 9 shall be tolled on a day-for-day basis for each day during which the Employee participates in any activity in violation of such restrictions.  The parties agree that the above restrictions on competition are completely severable and independent agreements supported by good and valuable consideration and, as such, shall survive the termination of this Agreement for whatever reason.  Additionally, the parties agree that Zale may enforce this paragraph without posting a bond.

10.                                 By entering into this Agreement, the Parties do not admit, and do specifically deny, any violation of any contract, local, state, or federal law, common or statutory.  Neither the execution of this Agreement nor compliance with its terms, nor the consideration provided for herein shall constitute or be construed as an admission by either party (or any party’s agents, representatives, attorneys, or employers) of any fault, wrongdoing, or liability whatsoever, and the Parties acknowledge that all such liability is expressly denied.  This Agreement has been entered into in release and compromise of claims as stated herein and to avoid the expense and burden of dispute resolution.

11.                                 If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

12.                                 This Agreement constitutes the entire Agreement of the Parties and supersedes all prior and contemporaneous negotiations and agreements, oral or written, with respect to its subject matter. No representations, oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement.  This Agreement cannot be changed or terminated without the express written consent of the Parties.

13.                                 This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Texas without regard to its conflicts of laws provisions, except where preempted by federal law.

14.                                 The Parties agree that any controversy or claim (including all claims pursuant to common and statutory law) relating to this Agreement or arising out of or relating to the subject matter of this Agreement shall be resolved exclusively through binding arbitration.  Subject to the terms and any exceptions provided in this Agreement, the parties each waive the right to a jury trial and waive the right to adjudicate their disputes under this Agreement outside the arbitration forum provided for in this Agreement.  The arbitration shall be administered by a single neutral arbitrator specializing in employment law and admitted to practice law in Texas for a minimum of ten (10) years.  Any such arbitration proceeding shall take place in Dallas County, Texas and shall be administered by the American Arbitration Association (“AAA”)-Dallas office in accordance with its then-current applicable rules and procedures.  The arbitrator will have the authority to award the same remedies, damages and costs that a court could award.  The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded.  The arbitrator’s decision will be final and binding.  The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  This provision can be enforced under the Federal Arbitration Act.

(a)                                  As the sole exception to the exclusive and binding nature of the arbitration commitment set forth above, the Employee and the Company agree that the Company shall have the right to initiate an action in a court of competent jurisdiction in order to request temporary, preliminary and permanent injunctive or other equitable relief, including specific performance, to enforce the terms of paragraphs 2, 3, 5, 6, 7, 8, 9, 10, 11, 14, 16 and 17 of this Agreement without the necessity of proving inadequacy of legal remedies or irreparable harm or posting bond.  However, nothing in this paragraph should be construed to constitute a waiver of the Parties’ rights and obligations to arbitrate regarding matters other than those specifically addressed in this paragraph.

(b)                                 Should a court of competent jurisdiction determine that the scope of the arbitration and related provisions of this Agreement are too broad to be enforced as written, the Parties intend that the court reform the provision in question to such narrower scope as it determines to be reasonable and enforceable.

(c)                                  In the event of arbitration under the terms of this Agreement, the fees charged by AAA and/or the individual arbitrator shall be borne equally by the Parties.  The Parties shall each bear their own costs and attorneys’ fees incurred in arbitration; provided, however, that should a Party to this Agreement sue in court or bring an arbitration action against the other Party to this Agreement for a breach of any provision of this Agreement or regarding a dispute arising from the subject matter of this Agreement, the prevailing Party shall be entitled to recover its attorneys’ fees, court costs, arbitration expenses, and its portion of the fees charged by AAA and/or the individual arbitrator, as applicable, regardless of which Party initiated the proceedings.

(d)                                 Zale may suspend any payments due under this Agreement pending the outcome of litigation and/or arbitration regarding a breach of any provision of this

Agreement or regarding a dispute arising from the subject matter of this Agreement.

15.                                 One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

16.                                 By executing this Agreement, Employee acknowledges that (a) this Agreement has been reviewed with him by a representative of Zale; (b) he has had at least twenty-one (21) days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (c) he has been advised by Zale to consult with an attorney regarding the terms of this Agreement; (d) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (e) any and all questions regarding the terms of this Agreement have been asked and answered to his complete satisfaction; (f) he has read this Agreement and fully understands its terms and their import; (g) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (h) the consideration provided for herein is good and valuable; and (i) he is entering into this Agreement voluntarily, of his own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

17.                                 By executing this Agreement, Employee acknowledges that he (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement;  (ii) has made his own investigation of the facts and is relying solely upon his own knowledge and the advice of his own legal counsel; and (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.  The Parties stipulate that each Party is relying upon these representations and warranties in entering into this Agreement.  These representations and warranties shall survive the execution of this Agreement.

18.                                 Employee may revoke this Agreement, in writing, by hand delivered notice to Zale’s Senior Vice President of Human Resources, Mary Ann Doran, within seven (7) days of the date of Employee’s execution of this Agreement, and the Agreement shall not become effective and enforceable until such period has expired (the “Revocation Period”).  Employee acknowledges and agrees that he will not receive the benefits provided by this Agreement if he revokes this Agreement.  Employee also acknowledges and agrees that if Zale has not received his notice of revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived his right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect.

19.                                 All terms and provisions of this Agreement, and the drafting of this Agreement, have been negotiated by the Parties at arm’s length and to mutual agreement, with consideration by and participation of each, and no party shall be deemed the scrivener of this Agreement.

20.                                 Any term or provision of this Agreement which must survive the termination of this Agreement in order to be effective shall so survive such termination including, without limitation, the terms and provisions of paragraphs 2, 3, 4, 6, 7, 8, 9, 11, 12, 13, 14, 15, 16, 17, 18 and 19.

THIS AGREEMENT CONTAINS A PROVISION REQUIRING THE PARTIES TO RESOLVE ANY DISPUTES BY ARBITRATION.

EXECUTED in Dallas, Texas on this 6th day of February, 2007

Date: 2/06/07	/s/ Mark R. Lenz
MARK R. LENZ

EXECUTED in Irving, Texas on this 7th day of February, 2007

ZALE CORPORATION

Date: 2/07/07	By:	/s/ Mary Ann Doran

		Its:	SVP, Human Resources

EXECUTED in Irving, Texas on this 7th day of February, 2007

ZALE DELAWARE, INC.

Date: 2/07/07	By:	/s/ Mary Ann Doran

		Its:	SVP, Human Resources